Exhibit 99.1

Popular Announces Appointment of Javier D. Ferrer as

President and Chief Operating Officer

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – May 10, 2024 – Popular, Inc. (NASDAQ:BPOP) announced today that its Board of Directors appointed Javier D. Ferrer as President of Popular, Inc., in addition to his current role as Chief Operating Officer (“COO”), continuing to report directly to Ignacio Alvarez, Popular’s Chief Executive Officer (“CEO”). Ferrer was also named President of Popular, Inc.’s two banking subsidiaries, Banco Popular de Puerto Rico and Popular Bank. These appointments were effective May 9, 2024.

Ferrer has been with Popular since 2014, serving as Executive Vice President and COO since 2022 and previously as Executive Vice President, Chief Legal Officer and General Counsel. He has also overseen the company’s strategic planning function since 2019. Before joining Popular, Ferrer was a founding partner of Pietrantoni Méndez & Alvarez LLC, a Puerto Rico based law firm. He also served as President and Vice-Chairman of the Board of Directors of the Government Development Bank for Puerto Rico.

As President and COO, Ferrer will continue to oversee all business units in Puerto Rico, the mainland United States and the Virgin Islands, as well as to direct Popular’s strategic planning and data analytics functions. The corporation’s administrative, communications, finance, risk management, security, legal, and technology functions will continue reporting directly to the CEO.

“Since joining Popular ten years ago, Javier has excelled in each position he has held, embracing growing responsibilities, contributing to the definition and implementation of our strategic initiatives, and demonstrating exemplary leadership,” said Alvarez. “He has also been instrumental in the execution of our Transformation, which will continue to be a priority for our organization. I look forward to continue working closely with him during this exciting time for Popular.”

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular, Inc.’s (the “Corporation”) business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes (including on our cost of deposits), our ability to attract deposits and grow our loan portfolio, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new regulatory requirements or accounting standards on the Corporation’s financial condition and results of operations, the occurrence of unforeseen or catastrophic events, including extreme weather events, pandemics, man-made disasters or acts of violence or war, as well as actions taken by governmental authorities in response thereto, and the direct and indirect impact of such events on Popular, our customers, service providers and third parties. Other potential factors include Popular’s ability to successfully execute its transformation initiative, including, but not limited to, achieving projected earnings, efficiencies and return on tangible common equity and accurately anticipating costs and expenses associated therewith, imposition of additional or special FDIC assessments, changes to regulatory capital, liquidity and resolution-related requirements applicable to financial institutions in response to recent developments affecting the banking sector and the impact of bank failures or adverse developments at other banks and related negative media coverage of the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Form 10-K for the year ended December 31, 2023 and in our Form 10-Q for the quarter ended March 31, 2024 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Senior Vice President and Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com

Financial (English): P-EN-FIN